Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Post-Effective Amendment No. 1 on Registration Statement on Form S-1 (File No. 333-251311) of our report dated April 16, 2021 by reference, relating to the consolidated financial statements of GT BioPharma, Inc. as of December 31, 2020, and for the year then ended (which report includes an explanatory paragraph relating to substantial doubt about GT BioPharma, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.
Los Angeles, California
April 22, 2021